Exhibit 10.1

Summary of the
RAP Incentive Program, Effective April 1, 2018
under the United States Steel Corporation 2016 Omnibus Incentive Compensation Plan
The Compensation and Organization Committee of the Board of Directors (the “Board”) of United States Steel Corporation (the “Corporation”) approved the RAP (Realistically Achievable Potential) Incentive Program (the “Program”) to drive transformational breakthroughs in the North-American Flat-Rolled operations of the Corporation by setting certain aspirational, stretch objectives known as “RAP Targets.” The Program consists of incentives in the form of restricted stock units for achieving the RAP Targets and cash “Bounties” for improvements necessary to achieve the overall stretch objectives. Payouts are designed to reward sustained improvements in operational performance. A summary of the terms of the awards is below.
Administration. The Compensation & Organization Committee (the “Committee”) of the Corporation’s Board of Directors shall administer the Program under and pursuant to Section 3.01 of the United States Steel Corporation 2016 Omnibus Incentive Compensation Plan (the “Plan”). Unless otherwise defined herein, capitalized terms used herein shall have the meanings set forth in the Plan.
Participation. All management employees of the Corporation, its Subsidiaries and affiliates are eligible to participate in the Program and shall become participants upon designation by the Committee with respect to the RAP Targets or by the Chief Executive Officer with respect to the Bounties (“Participants”).
Performance Period. The Performance Period shall commence with the calendar quarter beginning on April 1, 2018 and end on December 31, 2018.
Incentive Award Objectives.
RAP Targets. The RAP Targets shall be established by the Committee at the plant level based on Total Cost per Ton.
Bounties. The Bounties shall be established by the Chief Executive Officer based on sub-objectives that are necessary for achievement of the RAP Targets.
Adjustments. The Committee may make adjustments to the incentive award calculations as determined by the Committee in its discretion. The Chief Executive Officer, or the executive responsible for the operations at the plant, shall each have discretion to make adjustments to the incentive award calculations related to the Bounties.
RAP Incentive Awards.
RAP Target Awards. The RAP Target Awards shall be in the form of three-year cliff vested restricted stock units (“RSUs”), the number of which shall be determined based on the results for each calendar quarter, with no payout for partial achievement. The number of RSUs awarded varies based on the Participant’s status as an executive, general manager or director level employee.
The RSUs shall be granted by the Committee at its February 2019 meeting, or such other date as determined by the Committee. Any RSUs granted under the Program will be governed by the terms and conditions contained in the Restricted Stock Unit Grant Agreement, which shall be determined by the Committee in its sole discretion, and the 2016 Omnibus Incentive Compensation Plan.
Bounty Awards. The Bounty Awards shall be payable in cash upon achievement of the sub-objectives approved by the Chief Executive Officer or the executive responsible for the operations. Payment of the Bounty Awards shall be made no later than March 15 of the year following the year in which the sub-objectives are achieved.
Payout Mechanics. The Committee shall determine the extent to which the RAP Targets were satisfied following the end of the Performance Period and if satisfied, determine the RAP Target Award payable to each Participant. The Chief Executive Officer, or the executive responsible for the operations, shall determine the extent to which the Bounties were satisfied and the amount of the Bounty Award payable to each Participant.
Termination of Employment. The following provisions apply in the case of a Participant’s termination of employment prior to the issuance of any RAP Incentive Award:
Death or Disability. In the event of a Participant’s death or Disability, the grant date fair value of the RSUs that would have been granted to the Participant by the Committee at its February 2019 meeting may at the discretion of the Committee, or Chief Executive Officer with respect to any Bounty Award, be paid in cash no later than March 15 following the end of the Performance Period, provided the performance goals are achieved. Disability shall mean the Participant is “Disabled” as defined in Section 2.01(n) of the Plan.
Resignation and Other Terminations. Following a Participant’s resignation or other termination of employment (including but not limited to any voluntary termination by the Participant or any termination by the Corporation for Cause or without Cause), any pending RAP Incentive Award for the Participant shall be forfeited.
Forfeiture and Repayment. The Committee may determine that a RAP Incentive Award shall be forfeited and/or any value received from the RAP Incentive Award shall be repaid to the Corporation pursuant to any recoupment policies, rules or regulations in effect at the time of the award.